________________________________________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 10, 2010

Nortek, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34697	05-0314991
(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360
(Address of Principal Executive Offices)	(Zip Code)

(401) 751-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 7.01    Regulation FD Disclosure

This Amendment on Form 8-K/A (this “Amendment”) by Nortek, Inc. (the “Company”) amends the Current Report on Form 8-K originally furnished to the Securities and Exchange Commission on November 12, 2010 (the "Original 8-K"). This Amendment is being filed solely (a) to correct the aggregate principal amount of senior notes due 2018 (the “Notes”) being offered from $300 million to $250 million, (b) to correct the use of proceeds of the offering of the Notes and (c) to correct certain information set forth in Exhibit 99.2 to the Original 8-K under the caption "Recent Developments."
In order to effect the change referenced in (a) above, the reference to “$300 million” in the first sentence set forth under Item 7.01 of the Original 8-K is hereby replaced with “$250 million”.
In order to effect the change referenced in (b) above, the third sentence of the first paragraph set forth under Item 7.01 of the Original 8-K is hereby replaced with the following: “Proceeds of the Notes will be used for general corporate purposes, including, but not limited to, acquisitions complementary to the Company's existing lines of business.”
In order to effect the change referenced in (c) above, the seventh and eighth sentences in the paragraph set forth in Exhibit 99.2 to the Original 8-K under the caption "Recent Developments" are hereby replaced with the following:
“On a pro forma basis after giving effect to the incurrence of the New Notes and the consummation of this acquisition with the proceeds of this offering and other available company resources, the Company estimates based on the midpoint of its 2010 Adjusted EBITDA guidance that the ratio of net debt to Adjusted EBITDA as of December 31, 2010 would be approximately 5.8x. In the event that the proposed acquisition is not consummated, and calculated on a pro forma basis after giving effect to the incurrence of the New Notes, the Company estimates based on the midpoint of its 2010 Adjusted EBITDA guidance that the ratio of net debt to Adjusted EBITDA as of December 31, 2010 would be approximately 5.1x.”
The above information is disclosed in a supplement to the preliminary offering memorandum utilized in connection with the offering of the Notes.
Except as specifically provided in this Amendment, the information contained in the Original 8-K remains unchanged. This Amendment does not reflect events that have occurred after the filing of the 8-K and does not modify or update disclosures as originally filed, except as described in this Amendment.
This Amendment is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Notes will be offered solely to qualified institutional buyers, as defined under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons, as defined under Regulation S under the Securities Act. The proposed offering of the Notes is subject to certain market and other conditions, and may not occur as described or at all. The securities to be offered have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The information included in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. In addition, this information shall not be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission or any other document, except as shall be expressly set forth by specific reference in such filing.
The information included in this Item 7.01 contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims, the ability to meet the listing requirements of the New York Stock Exchange and acquisitions, dispositions, restructurings, business shutdowns and integrations. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        NORTEK, INC.

By: /s/ Edward J. Cooney
Name: Edward J. Cooney
Title: Vice President and Treasurer

Date: November 18, 2010